UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2008

GOFISH CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-131651	20-2471683
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

706 Mission Street, 10th Floor, San Francisco, California		94103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 738-8706

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2008, GoFish Corporation, a Nevada corporation (the “Company”), entered into an accession agreement (the “Accession Agreement”) with certain accredited investors (collectively, the “Second Closing Investors”), pursuant to which (i) the Company sold, and the Second Closing Investors purchased, in a second closing (the “Second Closing”) contemplated by the previously-announced subscription agreement, dated April 18, 2008, by and between the Company and certain subscribers thereto (the “Subscription Agreement”), additional unsecured convertible original issue discount notes due June 8, 2010 in the aggregate principal amount of $2,352,941.18 (the “Notes”) and additional warrants (the “Warrants”) to purchase an aggregate of 2,284,414 shares of the Company’s common stock (“Common Stock”) in a private placement transaction and (ii) the Second Closing Investors agreed to be bound by the terms and conditions of, and are entitled to the rights and benefits under, the Subscription Agreement. The aggregate purchase price for the Notes and the Warrants sold in the Second Closing was $2,000,000. The Notes are subordinate to the Company’s 6% senior convertible notes due June 8, 2010 previously issued by the Company in June 2007. Immediately after the completion of the Second Closing, 25,494,739 shares of Common Stock remained issued and outstanding (on a non-diluted basis).

The Notes are discounted 15% from their respective principal amounts, and will bear interest at a rate of 15% per annum beginning on June 30, 2009, payable on any conversion date or the maturity date of the Notes in cash or shares of Common Stock, at the Second Closing Investor’s option. The Notes will mature on June 8, 2010 and will be convertible into shares of Common Stock, at the Second Closing Investor’s option, 181 days after the date of issuance at a conversion price of $2.06 per share, subject to full-ratchet anti-dilution protection. The Second Closing Investors would have the right to require the Company to purchase all or some of the Notes in cash, plus a redemption premium of 20%, upon the occurrence of certain change of control events prior to maturity. The Second Closing Investors will also have the right to require the Company to repay the Notes on June 8, 2009. Events of default under the Notes include, without limitation: (i) failure to pay principal, interest or other amounts when due, (ii) material breaches of covenants, (iii) materially incorrect representations and warranties, (iv) certain cross defaults, (v) certain judgments against the Company and (vi) bankruptcy or other proceedings. Upon the occurrence of any event of default under the Notes, the Second Closing Investors would have the option to make all outstanding amounts under the Notes, together with any accrued but unpaid interest thereof and a redemption premium of 20%, and all other amounts payable, immediately due and payable.

The Warrants issued to the Second Closing Investors in the Second Closing are warrants to purchase a number of shares of Common Stock equal to 200% of the shares issuable upon an assumed conversion of the Notes (at an assumed conversion price of $2.06). The Warrants will be exercisable 181 days after the date of issuance at an exercise price of $1.75 per share and will remain exercisable for a period of five years thereafter. The Warrants will be exercisable using cash (or cashless exercise, if there is not a registration statement then in effect that covers the resale of the shares of Common Stock issuable upon exercise of the Warrant).

The Second Closing Investors include James Moloshok (the Executive Chairman and a director of the Company), Internet Television Distribution LLC (“ITD”), a company that is an affiliate of Riaz Valani (a director of the Company) and Tabreez Verjee (the President and a director of the Company), and an employee of the Company who, in the aggregate, purchased, for an aggregate purchase price of $1,125,000, Notes in the principal amount of $1,323,529.41 and Warrants to purchase 1,284,982 shares of Common Stock in the Second Closing. Mr. Moloshok,  ITD and the employee participated in the Second Closing on substantially the same terms as the other Second Closing Investors. In addition, one of the Second Closing Investors was an investor in the Company’s prior October 2006 private offering and in the first closing under the Subscription Agreement.

The foregoing summary of the terms of the Accession Agreement, the Notes and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Accession Agreement, the Form of the Notes and the Form of the Warrants, copies of which will be filed as exhibits to the applicable quarterly report on Form 10-Q to be filed by the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The Notes and the Warrants were offered and sold to accredited investors without registration under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Company relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and Regulation D promulgated thereunder. This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy the Notes and the Warrants and the shares of Common Stock issuable upon conversion of the Notes and the Warrants.

Item 8.01 Other Events.

On July 3, 2008, the Company issued a press release announcing its completion of the Second Closing. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description
99.1	Press release issued by GoFish Corporation on July 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOFISH CORPORATION

Dated: July 3, 2008	By:	/s/ Tabreez Verjee
Name: Tabreez Verjee Title: President